Exhibit 99.1

Banc One Credit Card Master Trust

Excess Spread Analysis—October 2002

Series	1996-A
Deal Size	$500 MM
Expected Maturity	4/15/2003

Yield	13.12%
Less: Coupon	2.10%
Servicing Fee	1.38%
Net Credit Losses	4.04%
Excess Spread:
October-02	5.60%
September-02	6.82%
August-02	8.49%
Three Month Average Excess Spread	6.97%

Delinquency:
30 to 59 Days	1.90%
60 to 89 Days	1.25%
90+ Days	2.25%
Total	5.40%

Payment Rate	13.21%